First Patient in Cohort 4 Receives Infusion of Senesco’s Therapeutic Candidate,

SNS01-T, For the Treatment of Multiple Myeloma and Non-Hodgkins Lymphoma in

Phase 1b/2a Clinical Trial

BRIDGEWATER, N.J. (January 9th, 2014) – Senesco Technologies, Inc. (“Senesco” or the “Company”) (OTC QB: SNTI) reported the administration of SNS01-T to the first patient in cohort 4 of its Phase 1b/2a study in multiple myeloma and non-Hodgkins B-cell lymphoma.

"We are very pleased that the first patient in cohort 4 has begun receiving SNS01-T. We now have five sites recruiting patients for the clinical trial and expect to increase this number in order to maintain enrollment into the study and meet our goal of completing cohort 4 in the first half of 2014," stated Leslie J. Browne, Ph.D., President and CEO of Senesco. "The dose level in cohort 4 of 0.375 mg/kg of SNS01-T is the dose that was most efficacious in the non-clinical cancer models that we used. As we have increased the dose level through the first 3 patient groups we have observed a steady increase in SNS01-T’s effect. We expect this trend to continue."

The study is an open-label, multiple-dose, dose-escalation study to evaluate the safety and tolerability of SNS01-T when administered by intravenous infusion to approximately 15 relapsed or refractory multiple myeloma and B-cell lymphoma patients. While the primary objective is to evaluate safety and tolerability, the effect of SNS01-T on tumor response and time to relapse or progression is assessed using multiple well-established metrics including measurement of monoclonal protein in multiple myeloma and CT imaging in B-cell lymphomas.

In the study, patients are dosed twice-weekly by intravenous infusion for six weeks followed by an observation period. The first three cohorts of patients received 0.0125, 0.05 and 0.2 mg/kg per dose, respectively. The dose level for cohort 4 is 0.375 mg/kg, which is 30 fold higher than the starting dose in group 1. It is expected that the study will enroll six to nine patients to complete cohort 4.

About SNS01-T

SNS01-T is a novel, gene regulatory approach to cancer therapy that is designed to selectively trigger apoptosis in B-cell cancers such as multiple myeloma, and, mantle cell and diffuse large B-cell lymphomas. Senesco is the sponsor of the Phase 1b/2a study that is actively enrolling patients at Mayo Clinic in Rochester, MN, the University of Arkansas for Medical Sciences in Little Rock, the Mary Babb Randolph Cancer Center in Morgantown, WV, the John Theurer Cancer Center at Hackensack University Medical Center in Hackensack, NJ and the Seattle Cancer Care Alliance in Seattle, WA. http://www.clinicaltrials.gov/ct2/show/NCT01435720?term=SNS01-T&rank=1

About Senesco Technologies, Inc.

Senesco Technologies is a clinical-stage biotech company specializing in cancer therapeutics. Its proprietary gene regulation technology has demonstrated the ability to kill cancer cells and protect healthy cells from premature death in disease models. The Company is currently in a Phase 1b/2a trial with a product candidate that is designed to treat B-cell cancers, which include multiple myeloma, chronic lymphocytic leukemia, and non-Hodgkin’s B-cell lymphomas. Trial sites include Mayo Clinic and the Fred Hutchinson Cancer Research Center in Seattle. The technology was developed over the last 15 years through the discovery that the genetic pathway for cell growth control is common to both plants and humans. For more information, please visit Senesco.com or connect with us on Facebook, Twitter, LinkedIn and Google+.

Forward-Looking Statements

Certain statements included in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from such statements expressed or implied herein as a result of a variety of factors, including, but not limited to: the Company’s ability to continue as a going concern; the Company’s ability to recruit patients for its clinical trial; the ability of the Company to consummate additional financings; the development of the Company’s gene technology; the approval of the Company’s patent applications; the current uncertainty in the patent landscape surrounding small inhibitory RNA and the Company’s ability to successfully defend its intellectual property or obtain the necessary licenses at a cost acceptable to the Company, if at all; the successful implementation of the Company’s research and development programs and collaborations; the success of the Company's license agreements; the acceptance by the market of the Company’s products; the timing and success of the Company’s preliminary studies, preclinical research and clinical trials; competition and the timing of projects and trends in future operating performance, the quotation of the Company’s common stock on an over-the-counter securities market, as well as other factors expressed from time to time in the Company’s periodic filings with the Securities and Exchange Commission (the "SEC"). As a result, this press release should be read in conjunction with the Company’s periodic filings with the SEC. The forward-looking statements contained herein are made only as of the date of this press release, and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

Contact:

Dave Gentry

RedChip Companies, Inc.
Tel: 1-800-RED-CHIP (733-2447), ext. 104

Email: info@redchip.com

Joel Brooks	Heather Branham
Chief Financial Officer	908-393-9393
info@senesco.com